Exhibit 99.1

Landmark Infrastructure Partners LP Announces $60 Million Acquisition of Assets Subject to its Right of First Offer from Sponsor

Since the beginning of 2017, the Partnership has completed approximately $220 million in acquisitions including today’s announced transaction

El Segundo, California, January 11, 2018 (GLOBE NEWSWIRE) – Landmark Infrastructure Partners LP (the “Partnership”) (NASDAQ: LMRK) today announced that it has signed an agreement to acquire 127 assets located in 32 states from Landmark Dividend Growth Fund – H LLC (“Fund H”), an affiliate of the Partnership’s sponsor, Landmark Dividend LLC (“Landmark”).  Total consideration is $60.2 million, consisting of up to 1.5 million common units representing limited partner interests in the Partnership (“Common Units”) valued up to $28 million, and the remaining consideration in cash.  The acquisition is expected to be immediately accretive to the Partnership’s distributable cash flow, and is anticipated to close on or about January 18, 2018.

The assets in the transaction are subject to the Partnership’s right of first offer (“ROFO”) with Fund H.  After the completion of this transaction, Landmark and affiliates of Landmark will have a total of approximately 900 assets under management, including approximately 580 assets that are subject to the Partnership’s ROFO.

Tim Brazy, Chief Executive Officer of the Partnership’s general partner, said, “We are very excited to announce our latest ROFO drop-down acquisition from our Sponsor.  Including this acquisition, the Partnership has acquired 348 assets since the beginning of 2017 for total consideration of approximately $220 million.  Activity remains strong at the Sponsor level, driving meaningful growth opportunities for the Partnership in 2018.”

The terms of the acquisitions were approved by the Board of Directors of the general partner of the Partnership, based on the approval and recommendation of the Conflicts Committee, which is comprised entirely of independent directors.  The Conflicts Committee was advised by Duff & Phelps Corporation, its financial advisor, and Akin Gump Straus Hauer & Feld LLP, its legal counsel.

About Landmark Infrastructure Partners LP

The Partnership owns and manages a portfolio of real property interests and infrastructure assets that the Partnership leases to companies in the wireless communication, outdoor advertising and renewable power generation industries.

Cautionary Note Regarding Forward Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws.  Statements that do not relate strictly to historical or current facts are forward-looking.  These statements contain words such as “possible,” “if,” “will,” “expect” and “assuming” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant.  Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results.  Examples of forward-looking statements in this press release include the discussion of the expected accretion associated with the drop-down transactions, average annual escalators and potential acquisitions from our sponsor and third parties.  For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.  Any forward-looking statements in this press release are made as of the date of this press release and the Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Partnership becomes aware, after the date hereof, unless required by law.

CONTACT:	Marcelo Choi
Vice President, Investor Relations
(213) 788-4528
ir@landmarkmlp.com